                                                                     EXHIBIT 10

LOGO GLOBAL INDUSTRIAL TECHNOLOGIES
     Shareholders, Customers, Employees
                                                               December 23, 1998

Dear Fellow Global Industrial Technologies Stockholder:

  On December 17, 1998, WHX Corporation began a hostile tender offer to buy your shares of stock in Global Industrial Technologies, Inc.

  It is your Board's unanimous opinion that WHX's offer, which values Global at $10.50 per share, is too low, and that it is not in your best interests to tender your shares pursuant to WHX's offer. The WHX move is opportunistic; it has made its offer at a time when the Board believes Global's share price is temporarily low as a result of the poor world-wide market conditions that have been affecting our businesses, and just as the integration of A.P. Green into our Harbison-Walker operations has made your Company one of the largest and most cost-effective refractories companies in the world.

  Your Board believes that WHX's bid is an attempt to buy Global at the wrong price and at the wrong time-- just as we are seeing significant improvements from operations that will make your Company profitable in 1999. We have provided value to the stockholders in the past--only seven months ago Global's stock had traded as high as $18.625, which represented a 13.2% compounded annual return to stockholders based upon the price at which the Company's shares began trading in 1992--and we are confident we can do so in the future. To sell Global at this time and at WHX's offered price would benefit WHX and its stockholders at the expense of your best interests. ACCORDINGLY, YOUR BOARD STRONGLY RECOMMENDS THAT YOU DO NOT TENDER ANY OF YOUR SHARES INTO WHX'S OFFER.

  In reaching its determination and recommendation to reject WHX's offer, your Board closely analyzed the offer with the Company's management and independent outside advisors and considered a variety of factors, including the opinion of each of Global's financial advisors, Wasserstein Perella & Co., Inc. and J.P. Morgan & Co., Inc., that WHX's offer is inadequate from a financial point of view to Global's stockholders. A more detailed description of those reasons are set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 which we enclose for you. We urge you to read the Schedule 14D-9 carefully and completely.

  Your Board is committed to building stockholder value through the realization of the strategic plan your Board has set for the Company. To accomplish this objective, we have:

  . Disposed of non-core businesses;

  . Acquired five refractories businesses, including A.P. Green, giving
   Global a substantially increased and improved market position in North America and elsewhere;

  . Initiated and, in less than six months, substantially completed a significant restructuring and integration of our refractory operations, producing $30 million in annual synergies and cost savings. We anticipate that an additional $6 million of synergies will be attained by the end of the second quarter of 1999;

  . Ensured that the Board's strategic plan would be implemented as quickly as possible and with continuity of leadership by putting in place a management team with an expert and intimate knowledge of Global's operations; and

  . Continued to take steps to improve near-term operating efficiency and profitability and proceeded to evaluate further possible asset dispositions as part of our long-term strategic plans to enhance stockholder value.

The results of these efforts are just beginning to become apparent in our operational performance. As a result, we fully expect to return to profitability in the first half of 1999. Our anticipated profitability over the course of 1999 will be driven by a meaningful improvement in our operating margins over the course of the year as we gain the full synergistic benefits of the strategic repositioning we undertook in 1998.

  Many of you may have questions about how a hostile tender offer works. You should know that you are not hurt by taking your time to consider the offer. WHX's offer cannot expire before January 15, 1999, and given all the conditions in WHX's offer, it's likely the deadline will be pushed back even later. Among other things, the Offer is conditioned on the Board taking several actions to facilitate the Offer. As described in the enclosed Schedule 14D-9, the Board has no intention of taking any such steps. Accordingly, there is no near-term prospect of WHX purchasing shares pursuant to the Offer.

  Global Industrial Technologies has an exciting future which we are just beginning to realize. This is not the time to sell our Company. WHX is clearly acting in its own best interests and not in yours.

  Thank you for your investment in and support of Global.

                                          Sincerely,


                                          Rawles Fulgham
                                          Chairman and Chief Executive Officer